Exhibit 99.1

FOR IMMEDIATE RELEASE
February 1, 2018	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS REPORTS Q1 RESULTS
Total Revenues increased 37% to $22.7 million in Q1
Company reaffirms fiscal 2018 guidance

Conference Call Thursday, February 1, 2018, at 3:00 p.m. MST/5:00 p.m. EST

(DENVER, CO) Good Times Restaurants Inc. (Nasdaq: GTIM), operator of Good Times Burgers & Frozen Custard, a regional quick service restaurant chain focused on fresh, high quality, all natural products and Bad Daddy’s Burger Bar, a full service, upscale concept today announced its preliminary unaudited financial results for the first fiscal quarter ended December 26, 2017.

Key highlights of the Company’s financial results include:

•	Same store sales for company-owned Good Times restaurants increased 5.9% for the quarter

•	Same store sales for company-owned Bad Daddy’s restaurants increased 0.7% for the quarter on top of last year’s increase of 2.0%

•	Total revenues increased 37% to $22,760,000 for the quarter

•	The Company opened two new Bad Daddy’s restaurants during the quarter

•	Sales for the Bad Daddy’s restaurants for the quarter were $14,987,000 and Bad Daddy’s Restaurant Level Operating Profit (a non-GAAP measure) was $2,355,000 or 15.7% as a percent of sales *

•	Adjusted EBITDA (a non-GAAP measure) for the quarter increased 86% to $877,000 from $472,000 for the same quarter last year*

•	The Company ended the quarter with $3.3 million in cash and $4.8 million drawn against its senior credit facility

Boyd Hoback, President & CEO said “During our first quarter, we continued to post very favorable same store sales results for both brands.  Additionally, our new Bad Daddy’s stores that opened in fiscal 2017 and so far in fiscal 2018 are performing very well, averaging $54,000 per week during the quarter, or 12.3% above the system average with the two new North Carolina stores opening very strong in October.  Our same store sales have remained on track so far during our second quarter and in addition to the two  new Bad Daddy’s opened in October, we opened our first store in the Atlanta market in Chamblee, Georgia in early January.  We have two more Bad Daddy’s under construction, one in Chattanooga, Tennessee, anda second Atlanta-area location, with three more expected to begin construction in the next couple of months. We have three additional leases signed awaiting landlord turnover with an additional five in the late stages of lease negotiation, all of which are in North Carolina, South Carolina,  Georgia, Tennessee and Oklahoma. While labor is an industry pressure point, our Good Times labor as a percentage of sales only increased .4% and Bad Daddy’s labor decreased by .5% during the quarter compared to the prior year, reflecting the impact of additional Bad Daddy’s development in the southeast.”

Commenting on the Company’s guidance for fiscal 2018, Ryan Zink, Chief Financial Officer, stated “We are reiterating our prior guidance for fiscal 2018 which calls for 2018 revenues of approximately $100 million, and adjusted EBITDA of between $5.0 and $5.5 million.  We have slightly shifted our new store opening projections towards the back half of the year, and subsequent to the end of the quarter, we closed our lowest-volume Good Times restaurant, but strong unit-level performance during the first quarter and second quarter to-date have enabled us to retain our revenue and Adjusted EBITDA projections.”

Fiscal 2018 Outlook:

The Company provides the following guidance for fiscal 2018:

•	Total revenues of approximately $100 million to $102 million with a year-end revenue run rate of approximately $109 million to $111 million

•
Total revenue estimates assume same store sales of approximately +3.5% for Good Times for the balance of the year, and approximately 4.1% for FY2018 in total.  We expect same store sales of 1.3% for the year for Bad Daddy’s, including a three-week closure of the original Bad Daddy’s for building renovations.  We expect comparable sales of 2.1%, 0.3%, and 2.0% for Q2, Q3, and Q4 respectively.

•	General and administrative expenses of approximately $7.7 million to $7.9 million, including approximately $600,000 of non-cash equity compensation expense

•	The opening of 6 additional new Bad Daddy’s restaurants (including 1 joint venture unit)

•	Total Adjusted EBITDA* of approximately $5.0 million to $5.5 million

•	Restaurant pre-opening expenses of approximately $2.6 – $2.7 million

•	Capital expenditures (net of tenant improvement allowances) of approximately $9.5 - 10 million including approximately $1.2 million related to fiscal 2019 development

•	Fiscal year end long term debt of approximately $10.5 to $11.0 million

*For a reconciliation of restaurant level operating profit and Adjusted EBITDA to the most directly comparable financial measures presented in accordance with GAAP and a discussion of why the Company considers them useful, see the financial information schedules accompanying this release.

Conference Call: Management will host a conference call to discuss its first quarter 2018 financial results on Thursday, February 1st at 3:00 p.m. MST/5:00 p.m. EST.  Hosting the call will be Boyd Hoback, President and Chief Executive Officer, and Ryan Zink, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing (888) 339-0806 and requesting the Good Times Restaurants (GTIM) call.  The conference call will also be webcast live from the Company's corporate website www.goodtimesburgers.com under the Investor section.  An archive of the webcast will be available at the same location on the corporate website shortly after the call has concluded.

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) operates Good Times Burgers & Frozen Custard, a regional chain of quick service restaurants located primarily in Colorado, in its wholly owned subsidiary, Good Times Drive Thru Inc.  Good Times provides a menu of high quality all natural hamburgers, 100% all natural chicken tenderloins, fresh frozen custard, natural cut fries, fresh lemonades and other unique offerings.  Good Times currently operates and franchises a total of 37 restaurants.

GTIM owns, operates, franchises and licenses 27 Bad Daddy’s Burger Bar restaurants through its wholly-owned subsidiaries.  Bad Daddy’s Burger Bar is a full service, upscale, “small box” restaurant concept featuring a chef driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high energy atmosphere that appeals to a broad consumer base.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws.  The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the “Risk Factors” section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 26, 2017 filed with the SEC.  Although Good Times may from time to time voluntarily update its forward looking statements, it disclaims any commitment to do so except as required by securities laws.

GOOD TIMES RESTAURANTS INC INVESTOR RELATIONS CONTACTS:
Boyd E. Hoback, President and CEO, (303) 384-1411
Ryan Zink, Chief Financial Officer (303) 384-1432
Christi Pennington (303) 384-1440

Good Times Restaurants Inc.
Unaudited Supplemental Information
(In thousands, except per share amounts)

	Fiscal First Quarter
Statement of Operations	2018	2017
Net revenues:
Restaurant sales	$22,597	$16,386
Franchise revenues	163	169
Total net revenues	22,760	16,555

Restaurant Operating Costs:
Food and packaging costs	7,203	5,155
Payroll and other employee benefit costs	8,279	5,995
Restaurant occupancy costs	1,640	1,294
Other restaurant operating costs	2,116	1,528
Preopening costs	577	351
Depreciation and amortization	846	630
Total restaurant operating costs	20,661	14,953

General and administrative costs	1,917	1,645
Advertising costs	507	412
Franchise costs	10	24
Gain on disposal of restaurants and equipment	(8)	(6)
Loss from operations	(327)	(473)

Other income (expense):
Interest income (expense), net	(83)	(20)
Total other income (expense), net	(83)	(20)
Net loss	(410)	$(493)
Income attributable to non-controlling interests	(173)	(140)
Net loss attributable to common shareholders	$(583)	$(633)

Basic and diluted loss per share	$(0.05)	$(0.05)

Basic and diluted weighted average common shares outstanding	12,445	12,288

Good Times Restaurants Inc.
Unaudited Supplemental Information
(In thousands)

	Dec 26, 2017	Sept 26, 2017
Balance Sheet Data
Cash & cash equivalents	$3,299	$4,337
Current assets	5,053	6,066
Property and Equipment, net	29,070	29,690
Other assets	19,370	19,397
Total assets	$53,493	$55,153

Current liabilities, including capital lease obligations and long-term debt due within one year	$5,791	$6,916
Long-term debt due after one year	4,835	5,339
Other liabilities	6,131	5,614
Total liabilities	16,757	17,869
Stockholders’ equity	$36,736	$37,284

Supplemental Information:
	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
	Fiscal First Quarter
	2018	2017	2018	2017
Restaurant Sales (in thousands)	$7,610	$6,875	$14,987	$9,511
Restaurants open during period	-	-	2	1
Restaurants open at period end	28	27	24	17

Restaurant operating weeks	364	351.0	309.6	210.0

Average weekly sales per restaurant (in thousands)	$20.9	$19.6	$48.4	$45.3

Reconciliation of Non-GAAP Measurements to US GAAP Results

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income from Operations
(In thousands, except percentage data)

	Good Times Burgers & Frozen Custard				Bad Daddy’s Burger Bar				Good Times Restaurants Inc.
	---------------------------------------------------------------------Fiscal First Quarter-------------------------------------------------------------------
	2018		2017		2018		2017		2018	2017
Restaurant Sales	$7,610	100.0%	$6,875	100.0%	$14,987	100.0%	$9,511	100.0%	$22,597	$16,386
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below):
Food and packaging costs	2,571	33.8%	2,211	32.2%	4,632	30.9%	2,944	31.0%	7,203	5,155
Payroll and other employee benefit costs	2,685	35.3%	2,399	34.9%	5,594	37.3%	3,596	37.8%	8,279	5,995
Restaurant occupancy costs	701	9.2%	666	9.7%	939	6.3%	628	6.6%	1,640	1,294
Other restaurant operating costs	649	8.5%	606	8.8%	1,467	9.8%	922	9.7%	2,116	1,528
Restaurant-level operating profit	$1,004	13.2%	$993	14.4%	$2,355	15.7%	$1,421	14.9%	3,359	2,414

Franchise royalty income, net									163	169
Deduct - Other operating:
Depreciation and amortization									846	630
General and administrative									1,917	1,645
Advertising costs									507	412
Franchise costs									10	24
Gain on restaurant asset sale									(8)	(6)
Preopening costs									577	351
Total other operating									3,849	3,056

Loss from Operations									$(327)	$(473)

Certain percentage amounts in the table above do not total due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues (as opposed to total revenues).

The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs. The measure includes restaurant level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance and other property costs, but excludes depreciation.  The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general and administrative costs, and therefore excludes occupancy costs associated with selling, general and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The tables above set forth certain unaudited information for the fiscal first quarters for fiscal 2018 and fiscal 2017, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(In thousands)

Good Times Restaurants Inc.
	Fiscal First Quarter
	2018	2017
Net loss as reported	$(583)	$(633)

Adjustments to net loss:
Depreciation and amortization	809	602
Interest expense	84	20
EBITDA	$310	$(11)
Preopening costs	485	293
Non-cash stock based compensation	118	199
GAAP rent in excess of cash rent	(28)	(3)
Non-cash disposal of assets	(8)	(6)
Adjusted EBITDA	$877	$472

Adjusted EBITDA is a supplemental measure of operating performance that does not represent and should not be considered as an alternative to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. This measure is presented because we believe that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for evaluating our ongoing results of operations.

Adjusted EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization and further adjustments to reflect the additions and eliminations presented in the table above.

Adjusted EBITDA is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and asset disposals, closure costs and restaurant impairments and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.